EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Molina Healthcare Data Center, LLC	New Mexico
Molina Healthcare of Arizona, Inc.*	Arizona
Molina Healthcare of California	California
Molina Healthcare of California Partner Plan, Inc.	California
Molina Healthcare of Florida, Inc.	Florida
Molina Healthcare of Georgia, Inc.*	Georgia
Molina Healthcare of Illinois, Inc.	Illinois
Molina Healthcare of Maryland, Inc.*	Maryland
Molina Healthcare of Michigan, Inc.	Michigan
Molina Healthcare of Mississippi, Inc.	Mississippi
Molina Healthcare of New Mexico, Inc.	New Mexico
Molina Healthcare of New York, Inc.	New York
Molina Healthcare of North Carolina, Inc.*	North Carolina
Molina Healthcare of Ohio, Inc.	Ohio
Molina Healthcare of Oklahoma, Inc.*	Oklahoma
Molina Healthcare of Pennsylvania, Inc.*	Pennsylvania
Molina Healthcare of Puerto Rico, Inc.	Puerto Rico/Nevada
Molina Healthcare of South Carolina, Inc.	South Carolina
Molina Healthcare of Texas, Inc.	Texas
Molina Healthcare of Texas Insurance Company	Texas
Molina Healthcare of Utah, Inc.	Utah
Molina Healthcare of Virginia, Inc.	Virginia
Molina Healthcare of Washington, Inc.	Washington
Molina Healthcare of Wisconsin, Inc.	Wisconsin
Molina Hospital Management, LLC	California
Molina Youth Academy*	California
Molina Medical Management, Inc.	California
Molina Holdings Corporation*	New York
Molina Clinical Services, LLC	Delaware
Molina Healthcare of Louisiana, Inc.*	Louisiana
Molina Healthcare of Nevada, Inc.*	Nevada
Molina Pathways, LLC	Delaware
Molina Pathways of Texas, Inc.+	Texas
Pathways Community Corrections, LLC	Delaware

*	Non-operational entity

+	Wholly owned subsidiary of Molina Pathways, LLC